Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Income Company Inc.:

We consent to use of our report dated October 9, 2018 with respect to the statement of financial condition and the schedule of investments of EP Income Company LLC, as of October 4, 2018, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the N-2 Registration Statement.

New York, New York

October 16, 2018